FORM 51-901F

Quarterly And Year End Report

British Columbia Securities Commission

FISCAL YEAR END ANNUAL REPORT AT JULY 31, 2002

Continental Energy Corporation

Incorporated as part of:
X	Schedule A
X	Schedules B & C

ISSUER DETAILS:
Name of Issuer:	CONTINENTAL ENERGY CORPORATION
Issuer Address:	21795 64th Avenue Langley, B.C. V2Y 2N7
Issuer Fax No.:	604-532-6068
Issuer Telephone No.:	604-532-6066
Contact Name:	Gary Schell
Contact Position:	Director
Contact Telephone Number:	604-532-6066
Contact Email Address:	info@continentalenergy.com
Web Site Address:	www.continentalenergy.com
For Quarter Ended:	2002/07/31
Date of Report:	2002/12/06

CERTIFICATE:

THE THREE SCHEDULES REQUIRED TO COMPLETE THIS REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS.  A COPY OF THIS REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT.  PLEASE NOTE, THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

"Gary R. Schell"	Gary Schell	2002/12/17
Signature
"Richard L. McAdoo"	Richard McAdoo	2002/12/17
Signature

CONTINENTAL ENERGY CORPORATION

An Exploration Stage Company

CONSOLIDATED FINANCIAL STATEMENTS

31 JULY 2002 and 2001

U.S. Funds

STALEY, OKADA & PARTNERS

Chartered Accountants

AUDITORS’ REPORT

To the Shareholders of Continental Energy Corporation:

We have audited the consolidated balance sheet of Continental Energy Corporation as at 31 July 2002 and 2001, and the consolidated statements of shareholders’ equity (deficiency), loss and cash flows for the years ended 31 July 2002, 2001 and 2000 and cumulative from 1 August 1993 through 31 July 2002.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at 31 July 2002 and 2001 and the change in its shareholders’ equity (deficiency), the results of its operations, and the changes in its cash flows for the years ended 31 July 2002, 2001 and 2000 and cumulative from 1 August 1993 through 31 July 2002 in accordance with Canadian generally accepted accounting principles.  As required by the Company Act of British Columbia, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding year.

Surrey, B.C., Canada	STALEY, OKADA & PARTNERS
6 December 2002	CHARTERED ACCOUNTANTS

Continental Energy Corporation An Exploration Stage Company	Statement 1
Consolidated Balance Sheet
As at 31 July
U.S. Funds

ASSETS	2002	2001 (Note 14)
Current
Cash	$225,414	$27,399
Accounts and GST receivable	42,199	24,894
	267,613	52,293
Prepaid Resource Property Costs (Note 4)	29,000	-
Prepaid Share Issuance Costs (Note 4)	43,500	-
Capital Assets
Investment in and advances to GAT Bangkudulis Company Ltd. (Note 5b)	-	1,589,472
Resource property costs - Schedule 1 (Notes 1 and 5)	945,717	1,397,772
Furniture, equipment and computer (Note 6)	13,252	20,623
	958,969	3,007,867
	$1,299,082	$3,060,160

LIABILITIES
Current
Accounts payable and accrued liabilities (Note 9b)	$6,713,877	$1,256,883
Cash received in advance of share issuance (Note 8e)	150,000	-
Promissory notes payable (Note 7)	50,000	50,000
	6,913,877	1,306,883
Continued Operations (Note 1)
Contingencies and Commitments (Note 12)

SHAREHOLDERS' EQUITY (DEFICIENCY)
Share Capital - Statement 2 (Note 8)	18,972,265	18,370,981
Contributed Surplus - Statement 2	116,550	116,550
Deficit - Statement 2	(24,703,610)	(16,734,254)
	(5,614,795)	1,753,277
	$1,299,082	$3,060,160

ON BEHALF OF THE BOARD:

"Gary R. Schell"        , Director

"Richard L. McAdoo"     , Director

- See Accompanying Notes -

Continental Energy Corporation An Exploration Stage Company	Statement 2
Consolidated Statement of Shareholders’ Equity (Deficiency)
U.S. Funds

	Common Shares			Contributed	Deficit Incurred Prior to Exploration	Deficit Incurred During Exploration Stage
	Shares		Amount	Surplus	Stage	(Note 2l)	Total
Balance - 31 July 1999	15,484,062		$14,967,137	$32,626	$(11,420,599)	$(3,675,458)	$(96,294)

Loss for the year - Statement 3	-		-	-	-	(743,843)	(743,843)
Private placement @ $0.45/common share	517,850		230,812	-	-	-	230,812
Loan settlement @ $0.44/common share	100,000		44,372	-	-	-	44,372
Finders fee @ $0.57/common share	19,000		10,832	-	-	-	10,832
Exercise of warrants @ $0.39/common share	184,449		72,215	-	-	-	72,215
Private placement @ $0.26/common share	350,000		91,354	-	-	-	91,354
Private placement @ $0.33/common share	1,829,332		596,846	-	-	-	596,846
Shares issued for debt @ $0.45/common share	511,700		233,742	-	-	-	233,742
Private placement @ $0.42/common share	4,923,000		2,088,038	83,924	-	-	2,171,962
Acquisition of intangible assets @ $0.22/common share	200,000		43,067	-	-	-	43,067
Share issuance costs	-		(7,434)	-	-	-	(7,434)
Balance - 31 July 2000	24,119,393		18,370,981	116,550	(11,420,599)	(4,419,301)	2,647,631

Loss for the year - Statement 3	-		-	-	-	(894,354)	(894,354)
Balance - 31 July 2001	24,119,393		18,370,981	116,550	(11,420,599)	(5,313,655)	1,753,277

Loss for the year - Statement 3	-		-	-	-	(7,969,356)	(7,969,356)
Acquisition of subsidiary (Note 5b) @ $0.13/common share	740,000		96,200	-	-	-	96,200
Private placements @ $0.15/common share	3,376,840		506,526	-	-	-	506,526
Finders fee	50,000		-	-	-	-	-
Share issued for financing contract (Note 8f)	1,000,000		-	-	-	-	-
Share issuance cost		-	(1,442)	-	-	-	(1,442)
Balance - 31 July 2002	29,286,233		$18,972,265	$116,550	$(11,420,599)	$(13,283,011)	$(5,614,795)

- See Accompanying Notes -

Continental Energy Corporation An Exploration Stage Company	Statement 3
Consolidated Statement of Loss
U.S. Funds

	Cumulative From 1 August 1993 Through 31 July 2002	For the Years Ended 31 July
	(Note 2l)	2002	2001	2000
Revenue
Oil and gas revenue	$49,237	$-	$-	$-
Other income	50,891	-	4,476	18,359
	100,128	-	4,476	18,359
Expenses
Loss on disposal or write down of resource property (Note 5, Schedule 1)	9,621,364	6,986,726	215,335	-
General and administrative (Schedule 2)	1,958,246	408,807	351,225	383,418
Management fees and medical insurance	786,360	351,048	170,440	129,152
Financing costs, interest on loans and foreign exchange gain and loss	509,696	186,404	73,345	110,238
Investor relations contract	153,396	24,507	20,437	24,091
Amortization	23,806	7,371	5,277	2,866
Consulting	172,983	3,634	12,399	67,106
Bank charges	19,659	859	2,557	959
Loan settlement fee	44,372	-	-	44,372
Gain on debt settlement	(5,583)	-	-	-
Loss on disposal or write-down of capital assets	28,486	-	43,067	-
Bad debt	70,354	-	4,748	-
	13,383,139	7,969,356	898,830	762,202
Loss for the Period	$13,283,011	$7,969,356	$894,354	$743,843

Weighted Average Number of Shares Outstanding		25,722,526	24,119,393	15,201,237

Loss per Share - basic and fully-diluted		$0.31	$0.04	$0.05

- See Accompanying Notes -

Continental Energy Corporation An Exploration Stage Company	Statement 4
Consolidated Statement of Cash Flows
U.S. Funds

	Cumulative From 1 August 1993 Through 31 July 2002	For the Years Ended 31 July
	(Note 2l)	2002	2001	2000
Operating Activities
Loss for the year	$ (13,283,011)	$(7,969,356)	$(894,354)	$(743,843)
Adjustments to reconcile to net cash
Loan settlement fee	44,373	-	-	44,372
Amortization	23,806	7,371	5,277	2,866
Loss on write-down or disposal of capital assets	28,486	-	43,067	-
Loss on disposal, write-down or impairment of resource properties	9,621,364	6,986,726	215,335	-
Allowance for doubtful debts - related parties	51	-	-	-
Changes in operating current assets and liabilities
Promissory notes receivable	-	-	360,880	(360,880)
Prepaid expenses	2,872	2,872	4,491	1,219
Accounts receivable	(35,642)	3,463	(6,405)	4,811
Accounts payable	744,733	(675,748)	731,636	(237,623)
Net cash provided by (used in) operating activities	(2,852,968)	(1,644,672)	459,927	(1,289,078)
Financing Activities
Share capital for cash, net of issuance costs	6,741,712	505,084	-	3,198,822
Cash received in advance of share issuance	150,000	150,000	-	-
Prepaid share issuance costs	(43,500)	(43,500)	-	-
Private loans	-	-	-	(548,163)
Promissory notes payable	50,000	-	-	(774,656)
Net cash provided by financing activities	6,898,212	611,584	-	1,876,003
Investing Activities
Advance for proposed acquisition	-	1,589,472	(164,362)	(1,425,110)
Purchase of equipment	(36,756)	-	(12,010)	(9,886)
Purchase of intangible asset	(43,067)	-	-	(43,067)
Marketable securities	9,840	-	-	-
Resource property cost recovery	1,623,650	32,000	270,715	1,403,202
Resource property costs, net	(5,366,440)	(361,369)	(624,144)	(416,634)
Prepaid resource property costs	(29,000)	(29,000)	-	-
Government grant	21,436	-	-	-
Net cash provided by (used in) investing activities	(3,820,337)	1,231,103	(529,801)	(491,495)
Net Increase (Decrease) in Cash and Cash Equivalents	224,907	198,015	(69,874)	95,430
Cash and cash equivalents - Beginning of period	507	27,399	97,273	1,843
Cash and Cash Equivalents - End of Period	$225,414	$225,414	$27,399	$97,273

Supplemental Schedule of Non-Cash Transactions
Cancellation of pooled shares	$(32,626)	$-	$-	$-
Issuance of shares for:
Resource property acquisition	$579,071	$96,200	$-	$-
Intangible asset acquisition	$43,067	$-	$-	$43,067
Debt settlement	$284,929	$-	$-	$233,742
Loan settlement	$44,372	$-	$-	$44,372
Finder’s fee	$10,832	$-	$-	$10,832

- See Accompanying Notes -

Continental Energy Corporation An Exploration Stage Company	Schedule 1
Consolidated Schedule of Resource Property Costs
U.S. Funds

	Cumulative 1 August 1993 Through 31 July	For the Years Ended 31 July			1 August 1993 to 31 July 1999
	2002	2002	2001	2000	(Note 14)
Indonesia
Bengara
Production sharing contract acquisition	$1,315,953	$-	$-	$-	$1,315,953
Geological and geophysical interpretation and evaluation	793,996	163,457	168,248	141,634	320,657
Seismic acquisition and data processing	91,465	6,000	-	-	85,465
Field exploration, surveys, data acquisition	17,393	-	-	-	17,393
Prepaid resource property costs	75,000	-	-	-	75,000
Costs for the period	2,293,807	169,457	168,248	141,634	1,814,468
Impairment	(790,553)	(575,218)	(215,335)	-	-
Costs recovery	(1,262,253)	(32,000)	(217,997)	(1,012,256)	-
Net property costs for the period	241,001	(437,761)	(265,084)	(870,622)	1,814,468

Yapen
Production sharing contract acquisition	623,784	-	-	200,000	423,784
Geological and geophysical interpretation and evaluation	177,949	97,441	72,518	-	7,990
Seismic acquisition and data processing	383,378	-	383,378	-	-
Prepaid resource property costs	75,000	-	-	75,000	-
Costs for the period	1,260,111	97,441	455,896	275,000	431,774
Impairment	(111,732)	(111,732)	-	-	-
Costs recovery	(443,664)	-	(52,718)	(390,946)	-
Net property costs for the period	704,715	(14,291)	403,178	(115,946)	431,774

GATB
Technical assistance contract acquisition	6,205,302	6,205,302	-	-	-
Geological and geophysical interpretation and evaluation	94,471	94,471	-	-	-
Costs for the period	6,299,773	6,299,773	-	-	-
Impairment	(6,299,772)	(6,299,772)	-	-	-
	1	1	-	-	-

Other properties Costs for the period	2,734,114	-	-	-	2,734,114
Cost written off on abandonment	(2,740,640)	(4)	-	-	(2,740,636)
	(6,526)	(4)	-	-	(6,522)

Total Costs for the Period	12,587,805	6,566,671	624,144	416,634	4,980,356
Total costs recovered for the period	(1,705,917)	(32,000)	(270,715)	(1,403,202)	-
Total write-off of costs on abandonment or impairment for the period
- Oil and gas and mineral properties	(9,942,697)	(6,986,726)	(215,335)	-	(2,740,636)
Proceeds on disposal of oil and gas properties for the period	(335,469)	-	-	-	(335,469)
Gain on disposal of oil and gas properties for the period	330,573	-	-	-	330,573
Balance - Beginning of period	11,422	1,397,772	1,259,678	2,246,246	11,422
Balance - End of Period	$945,717	$945,717	$1,397,772	$1,259,678	$2,246,246

- See Accompanying Notes -

Continental Energy Corporation An Exploration Stage Company		Schedule 2
Consolidated Schedule of Administration Expenses
U.S. Funds
	Cumulative From 1 August 1993 Through 31 July 2002	For the Years Ended 31 July
	(Note 2l)	2002	2001	2000
Wages	$414,970	$197,371	$88,373	$63,903
Office expenses	318,072	109,271	76,858	34,387
Legal and audit	519,975	28,167	63,269	166,531
Rent, office maintenance and utilities	191,281	16,655	54,379	47,817
Telephone	97,723	23,033	17,488	28,778
Travel	167,832	27,574	32,221	14,981
Filing fees	74,792	3,896	7,270	13,122
Shareholder communication	66,213	1,429	8,025	8,536
Transfer agent	29,619	1,411	3,342	5,363
Promotion	28,421	-	-	-
Bad debts	10,483	-	-	-
	$1,919,381	$408,807	$351,225	$383,418

Continental Energy Corporation An Exploration Stage Company
Notes to Consolidated Financial Statements
31 July 2002 and 2001
U.S. Funds

1.

Continued Operations

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

Adverse conditions and events cast substantial doubt upon the validity of this assumption.  The Company has incurred significant operating losses over the past several fiscal years and has a working capital deficiency.  In addition, the Company has insufficient funds to complete the property expenditures required on its Indonesian properties and is awaiting confirmation from the Indonesian government that the oil and gas property contracts related to its three Indonesian properties have been extended and/or approved for the 2003 calendar year (Note 5).  These facts create uncertainty surrounding the timing and capacity of the Company to meet its financial obligations.

The Company’s ability to continue as a going concern is dependent upon its ability to raise additional capital by issuance of treasury shares or debt, receive significant disposal or farm-out proceeds for its Indonesian oil and gas properties or achieve profitable operations.

If the going concern assumption were not appropriate for these consolidated financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used.

2.

Significant Accounting Policies

a)

Consolidation

These consolidated financial statements include the accounts of the Company and its four subsidiaries as follows:

•

Continental Energy Corp. (“CEC-USA”), an inactive company

•

Apex (Bengara II) Ltd. (“Bengara”) (Note 5ai)

•

Continental Energy (Yapen) Ltd. (“Yapen”), (formerly Apex (Yapen) Ltd.) (Note 5aii)

•

GAT Bangkudulis Petroleum Company Ltd. (“GATB”) (Note 5b)

b)

Amortization

The Company provides for amortization on its capital assets as follows:

•

Furniture, equipment and small tools - 20% declining balance basis

•

Computer equipment - 30% declining balance basis

One-half the annual rate is charged in the year of acquisition.

c)

Income Taxes

Income taxes are accounted for using the asset and liability method.  Future taxes are recognized for the tax consequences of “temporary differences” by applying enacted or substantively enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax basis of existing assets and liabilities.  The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.  In addition, the method requires the recognition of future tax benefits to the extent that realization of such benefits is more likely than not.

d)

Loss per Share

Loss per share amounts have been calculated and presented in accordance with the new recommendations of the Canadian Institute of Chartered Accountants.  Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period.  The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share.  The dilutive effect of convertible securities is reflected in diluted earnings per share by application of the “if converted” method.  The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted earnings per share by application of the treasury stock method.

e)

Oil and Gas Properties

The Company follows the full cost method of accounting for oil and gas operations, as prescribed by the Canadian Institute of Chartered Accountants, whereby all costs of exploring for and developing oil and gas reserves are capitalized and accumulated in cost centres established on a country-by-country basis.  Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, interest costs on significant investments in unproved properties and major development projects and overhead charges directly related to acquisition, exploration and development activities, less any government incentives relating thereto.

The costs related to each cost centre from which there is production, together with the costs of production equipment, are depleted and amortized on the unit-of-production method based on the estimated gross proved reserves of each country.  Oil and natural gas reserves and production are converted into equivalent units based upon estimated relative energy content.  Costs of acquiring and evaluating significant unproved properties are initially excluded from depletion calculations.  These unevaluated properties are assessed periodically to ascertain whether impairment in value has occurred.  When proved reserves are assigned or the value of the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion.

The capitalized costs less accumulated amortization in each cost centre from which there is production are limited to an amount equal to the estimated future net revenue from proved reserves (based on prices and costs at the balance sheet date) plus the cost (net of impairments) of unproved properties ("ceiling test").  The total capitalized costs less accumulated depletion and amortization and deferred taxes of all cost centres is further limited to an amount equal to the estimated future net revenue from proved reserves plus the cost (net of impairments) of all unproved properties less estimated future general and administrative expenses, future financing costs and taxes.

The costs (including exploratory dry holes) related to cost centres from which there has been no commercial production are not subject to depletion until commercial production commences.  The capitalized costs are periodically assessed to determine whether it is likely such costs will be recovered in the future.  Costs unlikely to be recovered in the future are written off.

Proceeds from the sale of oil and gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would significantly alter the rate of depletion and amortization.

f)

Conversion of Foreign Currencies

The accounts of the Company were prepared in Canadian funds through 31 July 2001 and the Company’s foreign operations were translated into Canadian dollars under the temporal method, as follows:

•

Monetary assets and liabilities at year-end rates;

•

All other assets and liabilities at historical rates;

•

Income and expense items and exploration and development costs translated in a manner that produces substantially the same result as would have resulted had these items been translated on the date they occurred;

•

Exchange gains and losses arising from these transactions are treated as period items.

For its 31 July 2002 year-end reporting, and all subsequent reporting, the Company adopted the U.S. currency as its reporting currency and has prepared its financial statements on that basis.  Accordingly, all prior years' figures have been recast in the U.S. currency through a "translation of convenience" whereby all amounts appearing are restated from Canadian to U.S. currency using the exchange rate prevailing at 31 July 2001.

The accounts of the Company are now prepared in U.S. funds and the Company’s Canadian operations are translated into U.S. dollars under the temporal method.

g)

Environmental Expenditures

The operations of the Company may in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restoration costs.  Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable.  The Company's policy is to comply with legal requirements as a minimum and go beyond these requirements where necessary to conduct its business responsibly and in accordance with the principles of economically sustainable development.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits.  Estimated future removal and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

h)

Management’s Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods.  Actual results could differ from those estimates.

i)

Future Site Restoration Costs

Estimated future site restoration costs are provided for over the life of the proven reserves on a unit-of-production basis.  Costs are estimated each year by management in consultation with the Company’s engineers based on current regulations, costs, technology and industry standards.  Actual site restoration expenditures are charged to the accumulated provision account as incurred.

j)

Basis of Segmented Disclosure

The Company’s only business activity is the exploration and development of oil and gas prospects.  During the year, the Company had administration activity in Canada and exploration and development activity in Indonesia.  The segmented information is identified by geographic location of the Company’s exploration and development activities.

k)

Share Capital

i)

Proceeds from the exercise of stock options, warrants and escrow shares are recorded as share capital in the amount for which the option, warrant or escrow share enabled the holder to purchase a share in the Company.

ii)

Share capital issued for non-monetary consideration is recorded at an amount based on estimated fair market value reduced by an estimate of transaction costs normally incurred when issuing shares for cash, as determined by the board of directors of the Company.

l)

Cumulative Exploration Stage

In 1993 the Company became involved in start-up mineral and oil and gas exploration operations.  These financial statements reflect exploration stage operations from 1 August 1993.  Prior to 1 August 1993 the Company was in the compressor rental industry.

3.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts and GST receivable, accounts payable, cash received in advance of share issuance, and promissory notes payable (Note 7).  The carrying value of these financial instruments approximates their fair value due to their short-term maturity or capacity of prompt liquidation.

The Company is exposed to currency risk in that material accounts payable are denominated in both Canadian dollars and Indonesian Rupiah and the US dollar value of these payables will fluctuate due to changes in foreign exchange.

4.

Prepaid Costs

On 1 July 2002 the Company entered into a corporate financing agreement with an unrelated party.  The unrelated party is to provide various services related to raising capital for the Company over a 30-month period starting 1 July 2002. Upon signing the agreement the Company prepaid $45,000 corporate financing costs, leaving $43,500 prepaid as at 31 July 2002.

On 1 July 2002 the Company entered into consulting agreements with two unrelated parties. The unrelated parties are to provide various services related to the Company’s oil and gas properties (Note 5) over a 30-month period starting 1 July 2002. Upon signing the agreements the Company prepaid $30,000 in consulting costs, leaving $29,000 prepaid as at 31 July 2002.

5.

Resource Property Costs

a)

Indonesia

By separate share purchase and transfer agreements (“SPTA”) with effective dates of 1 August 1998 and subsequent amendments between 30 September 1998 and 19 January 2000, the Company agreed to purchase 100% of the issued and outstanding shares of Bengara and Yapen, two British Virgin Island companies with oil and gas exploration activities in Indonesia.  The Company has accounted for the acquisition of the subsidiaries using the purchase method of accounting for a business combination. Included in the Company’s statement of loss are the results of operations of both subsidiaries from the date of acquisition forward.

i)

Bengara

Bengara was incorporated in the British Virgin Islands on 9 September 1997 for the purpose of obtaining a production sharing contract (“PSC”) with Pertamina, the Indonesian government’s state owned oil and gas enterprise.  Bengara is legally entitled to conduct business and operate in the Republic of Indonesia based on it being party to the Bengara II PSC dated 4 December 1997.  The PSC grants the Company the exclusive authority to conduct petroleum exploration, development and production operations in an area of approximately 3,650 square kilometers known as the Bengara II Block area, East Kalimantan.  The expiration date of the PSC is thirty years from 4 December 1997.  The Company’s activities within the Bengara II contract area are currently in the exploration stage and no crude oil or natural gas is being produced within the contract area.

The Company is required to fund Bengara’s expenditure obligations for exploration work commitments made pursuant to the Bengara PSC.  These expenditure obligations and work commitments include a total irrevocable commitment of U.S. $8 million in the first four PSC contract years ending 4 December 2001.  The Company received an extension to 4 December 2002.  Bengara has submitted its annual work program to Pertamina for the 2003 calendar year.  As at 6 December 2002, Bengara has not yet received approval of its 2003 annual work program or the extension request.

At its option, Bengara may continue exploration activity in the Bengara PSC contract area past the end of the fourth contract year on a year-by-year commitment basis for an additional six-year period for a total ten-year exploration period.  The Bengara PSC stipulates the minimum expenditure obligation that Bengara must assume for each additional one-year period.  In order for Bengara to continue to hold the Bengara PSC for the additional six-year period, it would have to make additional expenditures of U.S. $17 million by 4 December 2007 in the event no commercial discoveries are made.  Total expenditures over the life of the PSC would amount to U.S. $25 million.  If Bengara has not established commercial petroleum production from the PSC contract area within this ten-year period, the PSC expires and terminates.  If commercial petroleum is established within the contract area, the PSC will remain in full force and effect for the full 30-year term.  Further annual exploration expenditure obligations are cancelled at the time of commercial discovery.

The PSC requires Bengara to relinquish parts of the original contract area as follows: on or before the end of each of the third and sixth contract years, Bengara must relinquish 25% of the original contract area; on or before the end of the tenth contract year, Bengara must relinquish at a minimum, an additional 30% of the original contract area.  Bengara’s obligation to relinquish parts of the contract area shall not apply to any part of the contract area in which petroleum has been discovered.  In June 2001, Bengara relinquished 25% of its PSC contract area.

Due to exploration risk and the overall uncertainty of drilling results on exploration properties the Company determined that the recoverability of the costs associated with Bengara is uncertain, consequently the Company wrote down the book value of the property to approximately $241,000, being management’s estimate of the recoverable value of the property based on the proceeds recovered in the first quarter immediately following 31 July 2002.

ii)

Yapen

Yapen was incorporated in the British Virgin Islands on 8 January 1998 for the purpose of obtaining a PSC with Pertamina.  The Yapen PSC was signed on 27 September 1999.  As per the Yapen PSC, the Company is required to pay Pertamina U.S. $200,000 within 30 days of signing the PSC.  As at 31 July 2002, U.S. $150,000 remains unpaid.  Yapen is legally entitled to conduct business and operate in the Republic of Indonesia based on it being party to the Yapen PSC.  The PSC grants the Company the exclusive authority to conduct petroleum exploration, development and production operations in an area of approximately 9,500 square kilometers known as the Yapen Block area located in the Indonesian province of Irian Jaya.  The expiration date of the PSC is thirty years from 27 September 1999.  The Company’s activities within the  Yapen contract area are currently in the exploration stage and no crude oil or natural gas is being produced within the contract area.

Per the terms of the SPTA agreement, the Company is required to fund Yapen’s expenditure obligations for exploration work commitments made pursuant to the Yapen PSC.  These expenditure obligations and work commitments include a total irrevocable commitment of U.S. $5 million in the first three PSC contract years ending 27 September 2002 or any extension thereof.  Yapen has submitted its annual work program to Pertamina for the 2003 calendar year.  As at 6 December 2002, Yapen has not received approval for its 2003 annual work program.

At its option, Yapen may continue exploration activity in the Yapen PSC contract area past the end of the third contract year on a year-by-year commitment basis for an additional seven-year period.  The Yapen PSC stipulates the minimum expenditure obligation that Yapen must assume for each additional one-year period for a total ten-year exploration period.  In order for Yapen to continue to hold the Yapen PSC for the additional seven-year period, it would have to make additional expenditures of U.S. $13 million by 27 September 2009 in the event no commercial discoveries are made.  Total expenditures over the life of the PSC would amount to U.S. $18 million.  If Yapen has not established commercial petroleum production from the PSC contract area within this ten-year period, the PSC expires and terminates.  If commercial petroleum is established within the contract area, the PSC will remain in full force and effect for the full 30-year term.  Further annual exploration expenditure obligations are cancelled at the time of a commercial discovery.

The PSC requires Yapen to relinquish parts of the original contract area as follows: on or before the end of each of the third and sixth contract years, Yapen must relinquish 25% of the original contract area; on or before the end of the tenth contract year, Yapen must relinquish at a minimum, an additional 30% of the original contract area.  Yapen’s obligation to relinquish parts of the contract area shall not apply to any part of the contract area in which petroleum has been discovered. Yapen received a six-month extension to 27 March 2003 before it is required to relinquish 25% of the contract area.

Due to exploration risk and the overall uncertainty of drilling results on exploration properties the Company determined that the recoverability of the costs associated with Yapen is uncertain, consequently the Company wrote down the book value of the property to approximately $704,700, being management’s estimate of the recoverable value of the property based the proceeds recovered in the first quarter immediately following 31 July 2002 and the farm out agreement entered into subsequent to year end (Note 11a).

iii)

Indonesian Farm-Out

During a prior year, the Company and GeoPetro Resources Company (“GeoPetro”) of San Francisco, California entered into a Farm-Out Agreement (“FOA”) with an effective date of 1 January 2000.

Per the FOA, the Company farmed out 40% of its 100% undivided interest in each Indonesian property (5i, 5ii) and provided a proportionate security interest in each of the operating subsidiaries such that at closing GeoPetro owns a 40% interest in each property.  To obtain its 40% interest GeoPetro agreed to pay the Company total consideration of U.S. $1,297,000 and pay its proportionate share of all property costs per the Bengara and Yapen SPTA retroactive to 1 August 1998.  As at 31 July 2002, the Company has received a total of $1,705,917 in farm out proceeds from GeoPetro.

During the current year, the Company transferred 40% of the issued and outstanding shares of Bengara and Yapen to GeoPetro as a security interest.  Should commercial production begin, it is management’s intention that the shares would be returned to the Company and 40% of the Bengara PSC and Yapen PSC would be assigned to GeoPetro.

Subsequent to 31 July 2002, the Company completed an additional farm out of the Yapen property (Note 11a).

b)

GAT Bangkudulis Petroleum Company Ltd. (“GATB”)

On 31 August 2001, the Company completed the acquisition of 70% of the issued and outstanding shares in GATB from Dimensions West Energy Inc. (“DWE”).  The Company obtained its 70% interest by paying the vendor US $15,000 and issuing the vendor 740,000 shares of the Company.  As at 31 July 2001, the Company had advanced GATB $1,589,472 prior to acquisition. The subsidiary has been accounted for under the purchase method.  Included in the company’s statement of loss are the results of operations of GATB from the date of acquisition forward.  The consideration paid and the assets and liabilities acquired are summarized as follows:

Consideration paid:
Cash	$15,000
740,000 common shares	96,200
Total consideration paid	$111,200

Net Identifiable Assets:
Current assets	$27,129
Indonesian oil & gas property	6,205,302

Total assets	6,232,431
Liabilities assumed
Accounts payable	6,121,231
Net Identifiable assets acquired	$111,200

On 30 October 2001 the Company announced that it had farmed out 40% of its 70% interest in GATB, however this agreement was never completed and the Company has retained its 70% interest.

GATB is legally entitled to conduct business and operate in the Republic of Indonesia based on it being party to a Technical Assistance Contract (“TAC”) dated 7 October 1996 with Pertamina, the Indonesian government’s state owned oil and gas enterprise.  The TAC grants GATB exclusive authority to conduct petroleum exploration, development and production in an area of approximately 18.63 square kilometers on the Indonesian island of Kalimantan.  The TAC required GATB to expend US $4.65 million (including the cost of drilling two wells) in the first two contract years on the oil and gas property. Pertamina has granted various extensions for the expenditure and drilling requirements to 7 October 2002.  Should the drilling results prove successful, the Company may submit a Plan of Development (“POD”) to Pertamina.  Upon approval of the POD by Pertamina , the Company may commence commercial exploitation and production of the GATB property.  As at 6 December 2002, GATB has not completed the required drilling and is currently negotiating a TAC extension with Pertamina.  Pertamina is under no obligation to grant an extension to the TAC.  As at 6 December 2002, Pertamina has not cancelled the GATB TAC nor has Pertamina granted an extension.  If Pertamina turns down the TAC extension request, the oil and gas property area covered by the TAC will revert back to Pertamina and GATB will lose its only material asset.

At its option the Company may continue with the TAC into a third contract year that will commit the Company to drilling an additional four wells and expending an additional U.S. $11.6 million.  As at 6 December 2002, Company management does not expect to exercise this option.  Should the Company not exercise its option for a third contract year the TAC will revert back to Pertamina and GATB will lose its only material asset.

As at 31 July 2002, accounts payable includes a $2,562,181 non-interest bearing loan payable to a former shareholder of the GATB subsidiary.

Due to exploration risk and the overall uncertainty of drilling results on exploration properties the Company determined that the recoverability of the costs associated with GATB is uncertain, consequently the Company wrote down the book value of the property to $1.

c)

Capitalized costs related to oil and gas properties (Schedule 1):

	Cost	Accumulated Depletion, Impairment and Amortization	2002 Net Book Value	2001 Net Book Value (Note 14)
Oil and gas properties
Other	$11,422	$11,422	$-	$-
Texas	2,734,114	2,734,114	-	4
Indonesia	8,147,774	7,202,057	945,717	1,397,768
	$10,893,310	$9,947,593	$945,717	$1,397,772

Allocation of capitalized costs:
Unproven properties
Texas			$-	$4
Indonesia			945,716	1,397,768
			945,716	1,397,772

Proven properties
Indonesia			1	-
Total capitalized costs			$945,717	$1,397,772

6.

Furniture, Equipment and Computer

       Details are as follows:

	Costs	Accumulated Amortization	2002 Net Book Value	2001 Net Book Value
Equipment and small tools	$9,003	$6,641	$2,362	$5,056
Furniture	8,966	8,966	-	2,334
Computer equipment	19,150	8,260	10,890	13,233
	$37,119	$23,867	$13,252	$20,623

7.

Promissory Notes Payable

In the prior year, the Company repaid the principal and a portion of the interest outstanding on its promissory notes payable.  As at 31 July 2002, U.S. $50,000 of accrued interest remains outstanding.  The note holders have confirmed that no additional interest will be accrued or payable.

8.

Share Capital

a)

During the year the Company amended its authorized share capital.  The Company’s authorized share capital now consists of 200,000,000 shares divided into 100,000,000 common shares without par value and 100,000,000 preferred shares without par value.

b)

During the year, the Company released from escrow Nil (2001 - 93,750) shares to directors.  As at 31 July 2002, the Company has 93,750 common shares held in escrow, which may be released only with the consent of the governing regulatory authorities.

c)

Details of outstanding share purchase options are as follows:

Continuity of options	Number of shares	Price per share	Expiry date
Director/Officer (i)	1,125,000	$0.15	29 April 2004 (ii)
Employee/Consultant	195,000	$0.15	29 April 2004 (ii)
Director/Officer (i)	3,900,000	$0.15	30 July 2004
Employee/Consultant	1,300,000	$0.15	30 July 2004
	6,520,000

(i)

Director or officer of the Company or subsidiary of the Company.

(ii)

During the year these options were repriced and extended and are shown at the amended price and extended date.

d)

Details of outstanding share purchase warrants are as follows:

Number of shares	Price per Share	Exercise/Expiry Date
1,621,840	U.S. $0.15	19 July 2003
290,000	U.S. $0.15	30 July 2003
500,000	CDN $0.70	24 November 2004
350,000	U.S. $0.25	31 January 2003
605,600 (i)	U.S. $0.15	30 July 2003
1,351,551	U.S. $0.15	30 July 2003
4,923,000 (i)	U.S. $0.15	30 July 2003
500,000	U.S. $0.15/$0.30/$0.60	19 July 2003/2004/2005
1,305,000	U.S. $0.15	23 July 2003
11,446,991

(i)

Subsequent to year-end these warrants were repriced and extended and are shown at the amended price and extended date.

e)

During the year the Company received $150,000 in advance of share issuance.  The Company will report this as share capital upon issuance of the applicable shares. (Note 11b).

f)

During the year the Company entered into a financing agreement with a private investor (unrelated) to provide the Company an “equity line of credit” of up to $20 million US over three years.  As at 6 December 2002 no funds have been received.  As part of the agreement, the Company issued to the investor 1,000,000 shares of the Company as a commitment fee.  As at 6 December 2002, management has delayed the implementation of this agreement and is considering renegotiating or cancelling the agreement.

9.

Related Party Transactions

All related party transactions have been disclosed elsewhere in these consolidated financial statements, except as follows:

a)

During the year, management, director, or officer fees in the amount of $342,928 (2001 - $169,734; 2000 - $125,610) were paid or accrued to a director, a Company controlled by a director or a director of one of the Company’s subsidiaries (Notes 12a, b and c).

b)

As at 31 July 2002 and 2001, accounts payable include $808,527 and $213,963 respectively, payable to directors, a Company controlled by a director, or a director of one of the Company’s subsidiaries.

c)

During the year ended 31 July 2002, consulting fees in the amount of $186,500 (2001 - $107,500; 2000 - $99,472) were paid or accrued to a director, or a director of one of the Company’s subsidiaries.

d)

As at 31 July 2002 and 2001, accounts receivable include $17,656 and $12,119 respectively, receivable from a director and a director of one of the Company’s subsidiaries.

e)

During the years ended 31 July 2002 and 2001, 22,000 and Nil common shares were issued to directors, former directors and/or their family members for total consideration of $3,300 and $Nil respectively.

10.

Income Taxes

As at 31 July 2002, the Company has approximately CDN $2,214,900 of losses for income tax purposes which may be used to offset future taxable income.  These losses expire as follows:

Year of Origin	Expiry Year	CDN$ Amount
1999	2006	$682,700
2000	2007	860,200
2001	2008	400,000
2002	2009	272,000
		$2,214,900

The Company has certain resource related expenses of approximately CDN $1,938,000 which may be carried forward indefinitely and used to reduce future taxable income.  There are approximately U.S. $2,200,000 in losses in the USA which can usually be applied to income in future periods.  However, these have not yet been subject to a taxation audit by taxation authorities in the USA.

The benefits, if any, of these income tax losses and resource pools carried forward have not been reflected in the accounts.

11.

Subsequent Events

a)

On 5 November 2002, the Company’s subsidiary, Yapen, completed an agreement to farm out 90% of it’s PSC to Medco International Ventures Ltd. (“Medco”). As part of the agreement Medco will pay $572,000 of Yapen’s current liabilities and fund 100% of the future property development cost up to commercial production. Upon commercial production, Yapen will be required to fund 10% of the costs.  As a result of that agreement, Yapen will retain a 10% interest in the Yapen PSC of which 4% was previously farmed out to GeoPetro (Note 5aiii).

b)

Subsequent to 31 July 2002, the Company concluded a private placement for 5,408,000 units at $0.15 per unit raising $811,200. Each unit consisted of one common share and one common share purchase warrant exercisable at $0.15, $0.30 and $0.60 per share in the first, second and third years respectively.

12.

Contingencies and Commitments

a)

The Company has an agreement effective, 1 January 2002, with a Company controlled by a director to pay CDN $10,000 per month for management services performed by the director. In addition, the Company has an agreement with a Company controlled by its vice-president to pay CDN $3,000 per month for investor relations services. These agreements will expire on 31 December 2002, but it is the intention of the Company to renew these agreements on similar terms.

b)

One of the Company’s subsidiaries, Bengara, has entered into the following agreements:

i.

With the Company president

U.S. $7,500 per month

- to act as Bengara’s president and provide executive supervision

ii.

With a Company director

U.S. $1,000 per month

- to act as a Bengara director and manage its operations

iii.

With a Bengara director

U.S. $7,500 per month

- to manage geological and seismic interpretation services

iv.

With a director of Bengara’s farm out partner, GeoPetro (Note 5aiii)          U.S. $5,000 per month

- to act as Bengara’s senior geological advisor

v.

With a director of Bengara’s farm out partner, GeoPetro (Note 5aiii)          U.S. $1,000 per month

- to act as a  Bengara director

These agreements will expire on 31 December 2002, but it is the intention of the company to renew these agreements on similar terms.

c)

One of the Company’s subsidiaries, Yapen, entered into the following agreements:

i.

With the Company president

U.S. $2,500 per month

- to act as Yapen’s president and provide executive supervision

ii.

With a Company director

U.S. $1,000 per month

- to act as a Yapen director and manage its operations

iii.

With a Yapen director

U.S. $2,500 per month

- to manage geological and seismic interpretation services

iv.

With a director of Yapen’s farm out partner, GeoPetro (Note 5aiii)             U.S. $5,000 per month

- to act as Yapen’s senior geological advisor

v.

With a director of Yapen’s farm out partner, GeoPetro (Note 5aiii)             U.S. $1,000 per month

- to act as a  Yapen director

These agreements all terminated on 31 August 2002.

d)

In May 2002, former employees of a Company subsidiary, GATB, filed a claim against the subsidiary with the Jakarta district Committee for Settlement of Labour Disputes (“CSLD”) claiming unpaid severance pay of $83,000.  The CSLD has rejected portions of the claim and reduced the claim to approximately $41,000.  GATB continues to defend its position and is confident that it will prevail in eliminating or reducing the claim.

13.

Segmented Information

	Canada		Indonesia	Consolidated
31 July 2002
Segmented revenue	$-		$-	$-
Segmented operating loss	$185,657	$	(i) 7,783,699	$7,969,356
Identifiable assets	$300,506		$998,576	$1,299,082
31 July 2001
Segmented revenue	$4,476		$-	$4,476
Segmented operating loss	$312,709		$581,645	$894,354
Identifiable assets	$38,579		$3,021,581	$3,060,160
31 July 2000
Segmented revenue	$18,359		$-	$18,359
Segmented operating loss	$562,989		$180,854	$743,843
Identifiable assets	$446,668		$2,776,210	$3,222,878

(i)

During the year the company wrote down the book value of its Indonesian oil and gas properties by $6,986,726 to $945,717 (Note 5).

14.

Reclassification

Certain prior year balances have been reclassified to the current year’s financial statement presentation. Specifically, previously reported prepaid resource property costs (non-current) have been reclassified as resource property costs.

SCHEDULE B

1.

ANALYSIS OF EXPENSES AND DEFERRED COSTS

See financial statements for details.

2.

RELATED PARTY TRANSACTIONS

See financial statements for details.

3.

SUMMARY OF SECURITIES ISSUED AND OPTIONS GRANTED DURING THE PERIOD

a)

Securities issued:

Date	Type of Security	Type of Issue	Number	Price	Total Proceeds	Type of Consideration	Commission
18 July 2002	Common	Private Placement	1,571,840	$0.15	$235,776	Cash	(i)
18 July 2002	Common	Private Placement	500,000	$0.15	$75,000	Cash	Nil
23 July 2002	Common	Private Placement	1,305,000	$0.15	$195,750	Cash	Nil
			3,376,840		$506,526
18 July 2002	Common	Private Placement	50,000		$-		(i)
			3,426,840		$506,526

(i)

Issued 50,000 common shares a finders fee.

b)

Options granted:

	Number	Exercise Price	Expiry Date
Director/Officer	3,900,000	$0.15	30 July 2004
Employee/Consultant	1,300,000	$0.15	30 July 2004
	5,200,000

4.

SUMMARY OF SECURITIES AS AT THE END OF THE REPORTING PERIOD

a)

Authorized share capital:

Number	Class of Shares	Dividend Rate on Preferred Shares	Cumulative (Y/N)	Redemption Provisions	Conversion Provisions
100,000,000	Common	N/A	N/A	N/A	N/A
100,000,000	Preferred Shares	N/A	N/A	N/A	N/A

b)

Shares issued and outstanding:

Number	Amount
29,286,233	$18,972,265

4.

SUMMARY OF SECURITIES AS AT THE END OF THE REPORTING PERIOD - Continued

c)

Details of outstanding share purchase options are as follows:

Continuity of options	Number of shares	Price per share	Exercise/Expiry Date
Director/Officer (i)	1,125,000	$0.15	29 April 2004 (ii)
Employee/Consultant	195,000	$0.15	29 April 2004 (ii)
Director/Officer (i)	3,900,000	$0.15	30 July 2004
Employee/Consultant	1,300,000	$0.15	30 July 2004
	6,520,000

(i)

Director or officer of the Company or a subsidiary of the Company.

(ii)

During the year these options were repriced and extended and are shown at the amended price and extended date.

Details of outstanding share purchase warrants are as follows:

Number of shares	Price per Share	Exercise/Expiry Date
1,621,840	U.S. $0.15	19 July 2003
290,000	U.S. $0.15	30 July 2003
500,000	CDN $0.70	24 November 2004
350,000	U.S. $0.25	31 January 2003
605,600	U.S. $0.15	30 July 2003
1,351,551	U.S. $0.15	30 July 2003
4,923,000	U.S. $0.15	30 July 2003
500,000	U.S. $0.15/$0.30/$0.60	19 July 2003/2004/2005
1,305,000	U.S. $0.15	23 July 2003
11,446,991

d)

Shares subject to escrow or pooling agreements.

Number	Class of Shares
93,750	Common shares

5.

NAMES OF DIRECTORS AND OFFICERS AS AT THE DATE THIS REPORT IS SIGNED AND FILED

Gary R. Schell

Lawrence Barker

Gary Dale Wine

Richard L. McAdoo

Stan Lichman

QUARTERLY AND YEAR END REPORT

Schedule C - 51/901F

B.C. Securities Commission

CONTINENTAL  ENERGY  CORPORATION

For the Quarter Ended July 31, 2002

NATURE OF BUSINESS

Continental Energy Corporation (“Continental” or the “Company”) is an oil and gas exploration company engaged in the assembly of a portfolio of oil and gas exploration properties with high potential resource prospects.  Continental is focusing its efforts in Indonesia where large tracts of acreage can be accumulated, there is a long and positive history of oil exploration success, geological conditions are favorable for hydrocarbon accumulation and Continental has acquired rights to three production sharing contract areas covering 2.5 million acres, the Bangkudulis Block, the Bengara-II Block and the Yapen Block. Continental is an exploration stage company and none of its oil and gas properties currently generate revenue.

HIGHLIGHTS OF THE QUARTER

Significant events having material effect on the business affairs of the Company which have occurred during the “Past Quarter” ended July 31, 2002 are summarized below:

Board of Directors “Audit Committee” Appointed

In written resolutions issued at fiscal year end the board of directors has created an “Audit Committee” and duly appointed executive director McAdoo and non-executive directors Barker and Lichman to serve on the committee. The Audit Committee is charged with the responsibility of coordinating, reviewing and working with the Company’s auditors with respect to the upcoming fiscal year end 2002 audit. Mr. McAdoo shall serve as the committee’s chairman.

Board of Directors “Compensation Committee” Appointed

In written resolutions issued at fiscal year end the board of directors has created a “Compensation Committee” and duly appointed executive director Schell and non-executive directors Barker and Lichman to serve on the committee. The Audit Committee is charged with the responsibility to review and recommend contracts and terms of compensation to be paid to Company management. Mr. Schell shall serve as the committee’s chairman.

Fiscal Year End Ratifications

In written resolutions issued at fiscal year end the board of directors has ratified and confirmed all actions, undertakings, covenants, commitments and contracts entered into on behalf of the Company during the past fiscal year by the Company’s duly appointed President, Mr. Richard L. McAdoo, or by its duly appointed Chairman and Secretary, Mr. Gary R. Schell, or by any two directors.

Management Contracts

The compensation committee of the board of directors approved management contracts with three officers of the Company on July 31, 2002 as follows:

•

Pursuant to a direct personal services agreement dated July 31, 2002, Mr. Richard L. McAdoo acts as President and provides executive and operational management services to the Company at no salary per month. Under the contract the Company reimburses Mr. McAdoo for personal family medical insurance, professional society memberships and out of pocket personal expenses incurred on behalf of the Company. Mr. McAdoo’s salary compensation is paid by the Company’s Indonesian joint venture operating companies as described herein above in the section entitled “Compensation Of  Named Executive Officers By Subsidiaries”.

•

Pursuant to a personal services agreement dated July 31, 2002 indirectly with Mr. Gary Schell through his personal company, Milner Downs Equestrian Center Ltd.,  Mr. Schell acts as Chairman and Secretary and provides management and administrative services to the Company at a fee of CDN$ 10,000 (US$ 6,500) per month.

•

Pursuant to a personal services agreement dated July 31, 2002 indirectly with Mr. Craig Doctor through his personal company, Doc’s Consulting Ltd.,  Mr. Doctor acts as Vice President and provides investor relations services to the Company at a fee of CDN$3,000 (US$ 1,900) per month.

Warrants Amended

The term of 1,351,000 share purchase warrants expiring on June 22, 2002 have been extended by the Company for an additional period to July 31, 2003. The warrants were originally issued pursuant to a private placement. The exercise price of the warrants has also been amended and is changed from US$ 0.25 to US$ 0.15 per share during the extension period.

The term of 290,000 share purchase warrants expiring on August 10, 2002 have been extended by the Company on July 30, 2002 for an additional period to July 30, 2003. The warrants were originally issued pursuant to a private placement. The exercise price of the warrants has also been amended and is changed from US$ 0.25 to US$ 0.15 per share during the extension period.

Options Set

Pursuant to a reservation order dated July 18, 2002 the Company has awarded 5,200,000 new common share purchase stock options to 16 directors, officers, employees and consultants of the Company and its operating subsidiaries and affiliates. The options have an exercise price of US$ 0.15 each and are valid until July 30, 2004. The award of the options was announced in a news release dated July 5, 2002.

Private Placement Pursuant to Offering Memorandum

The Company conducted a small private placement financing made in accordance with a Form-45-103F2 Offering Memorandum relying on capital raising exemptions provided under British Columbia Securities Commission Multilateral Instrument 45-103. Pursuant to the Memorandum the Company offered “Units” of its securities at a per Unit purchase price of US$ 0.15 during a fixed subscription period from March 31, 2002 through April 15, 2002. Each Unit of the offering consisted of one common share of the Company plus one warrant to purchase an additional common share for a period of one year from the warrant issue date at a price also of US$ 0.15 per common share. There was no minimum amount to the offering and all funds raised were accepted. The maximum amount of the offering was set at 2,000,000 Units at an aggregate price of US$ 300,000. The placement has closed and raised an aggregate amount of US$235,776. A total of 1,621,840 common shares of the Company were issued and 1,621,840 common share purchase warrants were reserved on July 17, 2002 as referred to in a press release dated July 22, 2002. 50,000 of the shares were issued as a finders fee at nil consideration. All funds derived from the proceeds of the offering were utilized to provide general working capital to reduce the Company’s current liabilities. The offering was not brokered and no commissions were incurred. All securities purchased under the offering are subject to a one year hold period and other applicable trading restrictions imposed by securities regulatory authorities.

Offshore Private Placement

The Company conducted a small private placement financing made to employees and consultants of its affiliates and subsidiaries all resident offshore North America in Jakarta, Indonesia. Pursuant to private placement subscription agreements the Company sold “Units” of its securities at a per Unit purchase price of US$ 0.15. Each Unit consists of one common share of the Company plus one warrant to purchase an additional common share for a period of one year from the warrant issue date at a price also of US$ 0.15 per common share. The placement has closed and has raised an aggregate amount of US$ 195,750. A total of 1,305,000 common shares of the Company were issued and 1,305,000 common share purchase warrants were reserved on July 22, 2002 as referred to in a press release dated July 22, 2002. The placements were not brokered and no commissions or finders fees were paid or incurred. All funds derived from the proceeds of the placement were advanced by the Company as shareholder loans directly to its GAT Bangkudulis Petroleum Company Ltd. affiliate to provide general working capital to reduce it’s current liabilities with regard to the Bangkudulis field development project. All securities purchased pursuant to the placement are subject to a one year hold period and other applicable trading restrictions imposed by North American securities regulatory authorities.

Private Placement

The Company has also closed another private placement with an accredited investor. Pursuant to private placement subscription agreements the Company sold “Units” of its securities at a per Unit purchase price of US$ 0.15. Each Unit consists of one common share of the Company plus one warrant to purchase an additional common share for a period of three years from the warrant issue date at a price of US$ 0.15 per common share the first year, US$ 0.30 the second year and US$ 0.60 the third year. The placement has closed and has raised an aggregate amount of US$ 75,000. A total of 500,000 common shares of the Company were issued and 500,000 common share purchase warrants were reserved on July 19, 2002 as referred to in a press release dated July 22, 2002. The placements were not brokered and no commissions or finders fees were paid or incurred. All funds derived from the proceeds of the placement will be used for working capital requirements in funding the Company’s joint venture obligations in its Indonesian projects. All securities purchased pursuant to the placement are subject to a one year hold period and other applicable trading restrictions imposed by North American securities regulatory authorities.

SUBSEQUENT EVENTS

Significant events possibly having material effect on the business affairs of the Company which have occurred since the end of the “Past Quarter” ended July 31, 2002 but prior to publication of this report are summarized below:

Authorized Capital Changed

In a press release dated August 28, 2002 the Company announced that it had registered appropriate documents increasing its authorized share capital by creating a new class of 100,000,000 preferred shares without par value. The directors of the Company had previously obtained approval for the increase from a special majority of the shareholders. There is no change to the Company’s currently authorized 100,000,000 common shares without par value capital.

The authorized capital of the Company now consists of Two Hundred Million (200,000,000) shares divided into One Hundred Million (100,000,000) common shares without par value and One Hundred Million (100,000,000) preferred shares without par value.

In language also previously approved by the Company’s shareholders the Company’s Articles of Association are simultaneously being amended to provide for the Board of Directors, using its own discretion, to from time to time by resolution, alter the Articles of the Company to divide the preferred shares into special series or classes of preferred shares in differing amounts of preferred shares having separate special terms and conditions attached to each such series. The directors may create and designated a particular series of preferred shares, fix the number of preferred shares to be included in such designated series, and determine the consideration for which any series is to be sold or issued. Further, the directors may create, define and attach special rights and restrictions to the preferred shares of any particular series including, rates and other conditions of any dividends; the rights and terms of provisions for cancellation, redemption, conversion, exchange, and/or retraction of the series; and the terms and conditions of any voting rights or restrictions.

Holders of preferred shares shall be entitled, on the distribution of assets of the Company or on the liquidation, dissolution or winding-up of the Company, to receive before any distribution to be made to holders of common shares or any other series or class of shares capital ranking junior to the preferred shares as specifically provided in the special rights  and restrictions attached to any particular series of the preferred shares issued.

Warrants Amended

The term of 4,293,000 share purchase warrants expiring on September 21, 2002 have been extended by the Company for an additional period to July 30, 2003. The warrants were originally issued pursuant to a private placement. The exercise price of the warrants has also been amended and is changed from CDN $ 0.75 to US$ 0.15 per share during the extension period.

The term of 605,600 share purchase warrants expiring on October 12, 2002 have been extended by the Company for an additional period to July 30, 2003. The warrants were originally issued pursuant to a private placement. The exercise price of the warrants has also been amended and is changed from US$ 0.25 to US$ 0.15 per share during the extension period.

Private Placement

The Company conducted a private placement financing made to existing shareholders, officers and consultants of its affiliates and subsidiaries. Pursuant to private placement subscription agreements the Company sold “Units” of its securities at a per Unit purchase price of US$ 0.15. Each Unit consists of one common share of the Company plus one warrant to purchase an additional common share for a period of three years from the warrant issue date at a price of US$ 0.15 per common share the first year, US$ 0.30 the second year and US$ 0.60 the third year. The placement has closed and has raised an aggregate amount of US$ 811,200. A total of 5,408,000 common shares of the Company were issued and 5,408,000 common share purchase warrants were reserved on September 10, 2002 as referred to in a press release dated September 11, 2002. The placements were not brokered and no commissions or finders fees were paid or incurred. All securities purchased pursuant to the placement are subject to a one year hold period and other applicable trading restrictions imposed by North American securities regulatory authorities. All funds derived from the proceeds of the placement were utilized for working capital requirements in funding the Company and it’s joint venture obligations in its Indonesian projects.

Good Standing Certificates for Subsidiaries

The Company has obtained “Certificates of Good Standing” dated August 16, 2002 from the Registrar of International Business Corporations of the British Virgin Islands evidencing the adherence to corporate governance rules in that jurisdiction for each of its three majority owned, Indonesian property holding and operating subsidiaries; “Apex (Yapen) Ltd.”, “Apex (Bengara-II) Ltd.” and “GAT Bangkudulis Petroleum Company Ltd.”

Yapen Subsidiary Renamed

Pursuant to a name change certificate dated September 12, 2002 issued by the Registrar of International Business Corporations of the British Virgin Islands the Company’s Yapen PSC holding company changed its name from “Apex (Yapen) Ltd.” to “Continental Energy Yapen Ltd.”

Bengara-II PSC Annual Work Program and Budget Submitted for 2003

The Company’s 60% owned Indonesian joint venture subsidiary Apex (Bengara-II) Ltd. held its annual work program and budget meeting with Pertamina on October 31, 2002 for the purposes of submitting its calendar year 2003 work program and budget for the Bengara-II PSC contract area onshore East Kalimantan, Indonesia. The work program for 2002 as proposed consists of continuing geological evaluation, seismic interpretation and prospect generation as well as the drilling of at least 3 exploration wells. The budget is presented in the following table:

Budget Category                            US$                2003  Work  Program

Drilling & Workover:                  6,183,000.00      Drill 3 Exploration Wells

Geological & Geophysical:           954,000.00      Evaluation, interpretation, mapping, prospect generation

Exploration Administration:          180,000.00      Field Office, Surveys and Activities

Production:                                             0.00

General & Administrative:              620,000.00    Office, Admin, Logistics, Allocated Overheads

Total 2003 Budget                   $ 7,937,000.00     Apex (Bengara-II) Ltd.

Bengara-II Budget Comparison to PSC Commitment at FYE July 31, 2002:

The Company sought and received Pertamina’s approval in a letter No. 141/L00000/2002-S1 dated 8 February 2002 to defer and extend the work commitment due in PSC contract year four for an additional one year period ending 4-December-2002. In accordance with the PSC and the deferment the Company must expend a minimum of US$ 8,000,000 and drill two commitment wells within the PSC contract area within the current PSC contract year-5 ending December 4, 2002. As of the FYE the Company has not yet completed the drilling of the two commitment wells.

Bengara-II PSC Fourth PSC Contract Year Commitment Postponement Requested

The 2003 calendar year corresponds almost precisely to PSC contract year six which ends 4 December 2003. Together with submission of its annual work program and budget the Company has applied for a deferment and extension of the fifth PSC contract year’s accumulated work commitment through end of contract year six ending December 4, 2003 in the aggregate amount of US$ 13,000,000. Actual expenditures at end 2002 are expected to total approximately US$ 2,500,000 and combined with the 2003 budget are expected to total approximately US$ 10,500,000.

The 2003 Bengara-II PSC Work Program

The objectives of the 2003 annual work program for Bengara-II Block are briefly described as follows:

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Drilling & Workover: At least 3 (three) exploratory wells are planned for the second half of 2003.

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Geological Evaluation: Continuing geological evaluation of existing data and new data as it is acquired will continue throughout the budget year.

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LandSat Study: Preparation of an up to date base map for geological mapping and logistics is necessary and requires some photogrammetry work from remotely sensed images or aerial photos.

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GIS Study: Preparation of a GIS database and orthorectification of all geographic data to a common datum and projections is necessary

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Seismic Interpretation: Continuing seismic interpretation of existing data will continue throughout the budget year.

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Seismic Reprocessing: Selected reprocessing of lines over the 3 drilling targets will be conducted.

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Seismic Attribute Processing: Selected attribute and AVO processing of certain lines over the 3 drilling targets will be conducted to determine coal/volcanic lithologies and confirm final drilling targets.

Funding the 2003 Bengara-II PSC Work Program

The Company expects to raise funds to complete the 2003 Bengara-II PSC work program and budget through a combination of private placements and farm outs.

Yapen PSC Annual Work Program and Budget Submitted for 2003

The Company’s 60% owned Indonesian joint venture subsidiary Apex (Yapen) Ltd. held its annual work program and budget meeting with Pertamina on October 31, 2002 for the purposes of submitting its calendar year 2003 work program and budget for the Yapen PSC contract area offshore Irian Jaya, Indonesia. The work program for 2003 as proposed consists of continuing geological evaluation, seismic interpretation and prospect generation as well as the drilling of a one exploration well. The budget is presented in the following table:

Budget Category                   US$                     2003  Work  Program

Drilling & Workover:              600,000.00            Pre-operations expenses to drill 1 Exploration Well  in April 04

Geological & Geophysical:    834,000.00     Seismic data processing, interpretation, prospect justification

Exploration Administration:    144,000.00     Field Activities

Production:                                      0.00

General & Administrative:        522,000.00         Office, Admin, Logistics, Allocated Overheads

Total 2003 Budget              $ 2,100,000.00          Apex   (Yapen) Ltd.

Yapen Budget Comparison to PSC Commitment:

This 2003 budget corresponds generally to Yapen PSC contract year four which ends 26-September 2003. The firm work commitment promised Pertamina pursuant to the Yapen PSC for the first four contract years is US$ 6,000,000. Actual expenditures during the first four contract years are expected to total approximately US$ 3,100,000 or 20% of the commitment. The full cost of the exploratory well referred to in line one above is expected to exceed US$ 6,000,000 and meet the PSC Commitment.

The 2003 Yapen PSC Work Program

The objectives of the 2003 annual work program for Yapen Block are briefly described as follows:

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Data Processing: Process 1,250 line kilometers of new HiRes-2D seismic shot in the northern half of the Yapen Block during mid 2001.

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Geological Evaluation: Geological evaluation of the block will continue through 2003. The purpose of this study is to evaluate the petroleum potential of the block and provide a sound geological model for integration with the seismic interpretation for later use in planning more detailed exploration including additional seismic acquisition and drilling prospect identification.

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Seismic Interpretation: The purpose of the 2003 seismic interpretation study is to integrate the newly acquired 1,250 line kilometers of HiRes-2D shot in mid 2001 with vintage data in the area. Minor reprocessing or attribute reprocessing of some intervals may be performed depending upon results. The purpose of the mapping is to interpret all available two dimensional seismic data covering the Yapen PSC area, integrate it with local well control, and produce a reliable suite of maps on all geological horizons of interest. The interpretation should include identification of areas of existing seismic which may benefit from reprocessing and select areas which may benefit from additional seismic acquisition as well as identifying possible drilling targets.

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Field Geology: Little is known about the detailed geology at the formation level of the Yapen Block. Reconnaissance field investigations of the surface geology of Yapen Island may be conducted as necessary during 2003. Field visits would be planned to collect geological samples and make geological measurements located by GPS at selected outcrop areas on the mainland and islands in the vicinity of the Yapen Block. These samples would be described and analyzed to assist geological evaluation.

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Reprocessing: Preliminary seismic data reprocessing tests already conducted have indicated there is little quality improvement to be gained by reprocessing existing, vintage seismic data on the Yapen Block. However, given that the seismic processing of the new data acquired in 2001 may reveal additional information or point to specific features which could be complemented by selective re-processing of 1970’s vintage seismic then such reprocessing shall be done to assist the final seismic interpretation prior to drilling.

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Orthorectification Survey: Due to some serious mis-ties of seismic programs and available base maps in the Yapen Block area attributable to differing vintages of seismic and maps not on a common ellipsoid, datum or map projection we plan a small field GPS ground truthing and remote sensing survey to orthorectify available base maps into a reliable, contiguous data unit.

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Drilling: Expenditures for one exploratory well are budgeted to commence in 4th quarter 2003. Due to the remote location of the drilling site and need for specialized drilling equipment considerable advance planning of this well is required once the actual location is determined based on 2003 seismic interpretation plans. It is unlikely that a well location will be ready in time for having a drill ship on location before the end of the weather window for drilling which is April through August. Therefore the actual drilling is expected to occur in this weather window in 2004. However, advance preparation, site investigation and capital materials purchases are expected to commence in 4th quarter 2003 and are budgeted accordingly.

Funding the 2003 Yapen PSC Work Program

The Company’s 60% share of Continental Energy Yapen Ltd.’s 10% joint venture share of the 2003 Yapen PSC work program is fully funded by PT Exspan Yapen as per the Yapen Farm Out above described in the sub-section entitled “Yapen Farm Out” in the “Subsequent Events” section following.

Yapen Farm Out

Pursuant to a farm out agreement and press release both dated November 5, 2002 the Company made and announced the farm out to PT Exspan Yapen of a 90% share of the “Yapen Block” production sharing contract (“PSC”) area offshore Irian Jaya, Indonesia. The Company’s 60% owned subsidiary, Continental Energy Yapen Ltd., will retain a fully carried 10% stake in the Yapen Block PSC.

PT Exspan Yapen is a wholly owned subsidiary of “PT Medco Energi Internasional Tbk.” (the “Medco Group”). The Medco Group is the largest non-government owned Indonesian oil and gas company. It currently produces approximately 85,000 barrels per day of oil and 100 million cubic feet per day of natural gas. Major shareholders of the Medco Group include the prominent Indonesian Panigoro family, the state oil company of Thailand, and Credit Suisse First Boston. For further info see separate press release made by the Medco Group (Jakarta Stock Exchange “MEDC”).

In accordance with the farm out agreement PT Exspan Yapen has agreed to:

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Pay approximately US$ 600,000 to discharge Continental Energy Yapen Ltd. accrued liabilities up to the farm out date;

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Pay for all exploration work commitments necessary to maintain the Yapen PSC in good standing with the Indonesian government; including an obligation to drill at least one exploration well on the Yapen PSC;

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Pay 100%, and thereby “Carry” the share of all Yapen PSC exploration and drilling costs and expenses attributable to the 10% Yapen PSC working interest retained by Continental Energy Yapen Ltd. from the farm out until any “Plan of Development” for the exploitation of the first of any commercial oil or gas discovery is approved in writing by Indonesian authorities; and

•

Assume the roll of Operator for the Yapen PSC.

The assignment of Yapen PSC interest is subject to approval of Indonesian national oil and gas regulatory authorities which is expected in due course.

Yapen Relinquishment Postponed

In accordance with the provisions of the Yapen PSC the Company’s 60% owned subsidiary, Continental Energy Yapen Ltd., holder of the Yapen PSC was to have made a mandatory relinquishment of at least 25% of the area of the 9,500 square kilometer Yapen Block on the PSC’s third anniversary September 27, 2002. The Company had applied for an extension of time to make the relinquishment in view of a farm out in progress. In a letter dated November 15, 2002, BPMIGAS, the Indonesian oil and gas concession regulating body approved a six month extension of time to make the relinquishment until March 27, 2003.

CURRENT  SITUATION UPDATE

The current status as of the report date of unresolved situations or expected events possibly having material effect on the Company’s business which are pending, in process, or are not yet realized, are summarized below and were announced in a press release dated December 6, 2002:

Bangkudulis TAC Extension Amendment Sought

The Company’s 70% owned Indonesian joint venture subsidiary GAT Bangkudulis Petroleum Company Ltd. (“GATB”) has applied to Pertamina for an extension of the TAC initial rehabilitation period and time to complete its two well drilling commitment from October 7, 2001. GATB was advised by Pertamina in a letter dated December 14, 2001 that along with 14 other TAC contractors in similar situations, Pertamina intends to extend the Bangkudulis TAC for an additional period until December 31, 2003 by an amendment to the TAC. GATB signed the extending amendment in June 2002 and Pertamina is expected to sign soon although there are no guarantees that such will be the case. This extraordinary delay is partially attributable to uncertainty regarding the capacity of Pertamina to actually sign the TAC extending amendment in view of its imminent privatization by the Indonesian government and the August 1, 2002 transfer of its oil and gas concession regulatory role to a new Indonesian Energy Ministry concession regulating body known as BPMIGAS. As of December 2002 signature by Pertamina now seems likely and GATB has been invited to present its annual work program and budget for the Bangkudulis TAC for calendar year 2003 at a meeting with Pertamina scheduled for January 6, 2003.

Bangkudulis Farm Out and Preferred Shares Private Placement

The Company announced in a press release dated November 5, 2001 that it has entered into a part and parcel single agreement with three separate companies regarding a farm-out of a 40% portion of Continental’s Bangkudulis Property onshore East Kalimantan, Indonesia, and related US$ 1,050,000 financing for Continental’s remaining 30% share of property drilling and field development costs. Delays in obtaining the amendment to the Bangkudulis TAC referred to in the preceding section and slumping global economy created uncertainties in the three companies involved in the arrangement and consequently the Company no longer realistically believed either the Bangkudulis Farm Out or the Preferred Shares Private Placement would close. The Company gave notice to the concerned parties that unless subscription funds were received by November 1, 2002 as per the original arrangement the Company shall cancel the offer of the Preferred Shares Private Placement and the part and parcel Bangkudulis Farm Out with effect from November 1, 2002 without prejudice to any party involved.  No funds were received and the cancellation became effective.

Equity Line of Credit With Cornell Capital Partners

In a press release dated September 19, 2001 the Company announced that it has entered into a financing agreement with a private “Investor” providing a firm and binding “Equity Line of Credit” to the Company in the amount of up to US$ 20,000,000 over the next three years. The Investor, Cornell Capital Partners, LP, a New York based investment fund managed by Yorkville Advisors Management, LLC. Global uncertainty post 9-11; depressed US stock market conditions; and recent changes to regulations regarding Equity Line of Credit arrangements by the US Securities and Exchange Commission have contributed to the Company’s decision to delay filing of the required prospectus to implement the Equity Line and the Company is currently considering renegotiating the terms of the Equity Line for implementation in 2003 or possibly cancelling the arrangement entirely if market conditions do not appear to be more conducive to its success.

MANAGEMENT DISCUSSION AND ANALYSIS

Financial Results for the Past Quarter Ended July 31, 2002

The quarter ended July 31, 2002 marks the end of the fourth quarter of the Company’s annual fiscal year ending July 31, 2002.

•

Current Working Capital Situation

As at July 31, 2002 the Company's consolidated financial statements reflect a working capital deficit of approximately $6,646,000.  This represents a working capital deficit increase of approximately $5,391,500 compared to the July 31, 2001 deficit of approximately $1,254,500. To improve its working capital position the company is currently negotiating private placements, farm out agreements for its properties and an equity line of credit.

•

Investments

During the year ended July 31, 2002 the Company invested approximately $266,900 in its Bengara and Yapen oil & gas properties. The Company wrote down the book value of both properties by $575,218 and $111,732 to $241,001 and $704,715 respectively to reflect exploration risk. During the year ended 31 July 2002 the Company completed the acquisition of 70% of GAT Bangkudulis Petroleum Company Ltd. (“GATB”). To complete the acquisition the Company paid $15,000 and issued 740,000 shares valued at $96,200 for a total cost of $111,200. The consolidating purchase price adjustment valued the GATB oil and gas property at $6,205,302 and the Company incurred an additional $94,000 since acquisition. The Company wrote down the book value of the GATB property by $6,299,700 to $1 to reflect exploration risk associated with developing the property.

•

Finance

As at 31 July 2002, the Company had received $150,000 in advance of share issuance. During the twelve months ended July 31, 2002 the company had the following share capital transaction

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Issued 740,000 shares of the company valued at $96,200 related to the acquisition of GATB

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The issuance of 3,376,840 shares of the Company through private placements for total proceeds of $506,526. An additional 50,000 were issued as a finder’s fee.

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During the year the Company entered into a financing agreement with a private investor (unrelated) to provide the Company an “equity line of credit” of up to $20 million US over three years.  As at 5 December 2002 no funds have been received.  As part the agreement, the Company issued to the investor 1,000,000 shares of the Company as a commitment fee.  As at 5 December 2002, management has delayed the implementation of this agreement and is considering renegotiating or cancelling the agreement.

•

Income

The Company had no material income in the year ended 31 July 2002.

•

Expenses

Overall expenses, prior to foreign exchange losses, increased by $7,251,000 from approximately $821,000 to approximately $7,783,000 for the twelve-month periods ended July 31, 2001 and 2002 respectively. General and administrative expenses increased by $57,600 from approximately $351,200 to approximately $408,807 for the twelve-month periods ended July 31, 2001 and 2002 respectively. The material changes to general and administrative expenses are as follows. Wage expense increased by approximately $109,000 from approximately $88,400 to approximately $197,400 for the twelve-month periods ended July 31, 2001 and 2002 respectively. The increase is primarily due to the consolidation of the GATB accounts. Office expense increased by approximately $32,400 from approximately $76,900 to approximately $109,300 for the twelve-month periods ended July 31, 2001 and 2002 respectively. The increase is primarily due to the consolidation of the GATB accounts. Legal fees decreased by approximately $35,100 from approximately $63,300 to approximately $28,200 for the twelve-month periods ended July 31, 2001 and 2002 respectively. The decrease is primarily due to reduced legal service requirements this year. Travel expense decreased by approximately $4,600 from approximately $32,200 to approximately $27,600 for the twelve-month periods ended July 31, 2001 and 2002 respectively due to reduced travel. Management fee expense increased by $180,600 from approximately $170,400 to approximately $351,000 for the twelve-month periods ended July 31, 2001 and 2002 respectively. This is due to additional management fees of $27,500, $48,000 and $60,500 paid or accrued in the Vancouver office, the Bengara and Yapen subsidiaries respectively and the payment or accrual of medical insurance costs of the Company president. The Company’s foreign exchange expense is related to its GATB subsidiary which has significant payables denominated in Indonesia Rupiah. The Company will experience a gain or loss on these payables due to the fact that the US $ exchange rate against the Indonesian Rupiah fluctuates over a wide range. All other expenses are reasonable compared to the prior twelve-month period ending July 31, 2001.

ADDITIONAL DISCLOSURE

Material Contracts & Commitments

During the Past Quarter, no new material contracts or commitments were undertaken and not elsewhere disclosed in this Schedule-C, except as follows:

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The Board of Directors, acting on the recommendation of the Compensation Committee, has approved and authorized signature of a renewed annual employment contract dated August 1, 2002 with and for the Company’s President, Mr. Richard L. McAdoo to provide executive management from the Company’s affiliates’ Jakarta office. Under the contract, the Company does not pay any direct salary to Mr. McAdoo but does provide for reimbursement of personal family medical insurance.

•

The Board of Directors, acting on the recommendation of the Compensation Committee, has approved and authorized signature of a renewed annual employment contract dated August 1, 2002 with Milner Downs Equestrian Centre Ltd. (a company controlled by Mr. Schell) for the personal services of the Company’s Chairman and Secretary, Mr. Gary R. Schell to provide executive management and corporate administrative services in the Company’s Langley headquarters office. The contract provides for a salary of CDN $ 10,000 (US$ 6,500) per month.

•

The Company has entered into a non-exclusive day rate consulting agreement with Mr. Glenn E. Garner for his personal services as a Consultant Production Manager for the Company’s Indonesian affiliates operational activities. The term of the agreement is for 30 months and Mr. Garner’s services are available to the Company on a call out basis at a fixed monthly retainer rate of US$ 500 per month which entitles the Company to two days of the consultant’s professional services. Additional days actually worked by the consultant at the Company’s express request are chargeable to the Company at a fixed day rate of US$ 250 per day.

•

The Company has entered into a non-exclusive consulting agreement with Mr. Richard L. Baker for his personal services as a Consultant Well Workover and Completions Manager for the Company’s Indonesian affiliates operational activities. The term of the agreement is for 30 months and Mr. Baker’s services are available to the Company on a call out basis at a fixed monthly retainer rate of US$ 500 per month which entitles the Company to two days of the consultant’s professional services. Additional days actually worked by the consultant at the Company’s express request are chargeable to the Company at a fixed day rate of US$ 250 per day.

Related Party Transactions

Expenditures made by the Company to related parties in the fiscal year ended July 31, 2002 are detailed in the notes to the annual consolidated financial statements set forth in Schedule-A. During the Past Quarter, no new related party agreements, or modifications to existing agreements, of any kind were made by the Company which are not otherwise already disclosed herein.

Investor Relations, Publicity and Promotion

During the Past Quarter, no new arrangements, or modifications to existing agreements, were made by the Company for investor relations services, publicity, promotion or advertising agreements which are not otherwise already disclosed herein, except as follows:

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The Board of Directors, acting on the recommendation of the Compensation Committee, has approved and authorized signature of a new annual employment contract dated August 1, 2002 with (a company controlled by Mr. Doctor) for the personal services of the Company’s Vice President Investor Relations, Mr. Craig Doctor to provide corporate public relations and investor relations to the Company from his Vancouver office. The contract provides for a salary of CDN $ 3,000 (US$ 2,000) per month.

Finder's Agreements, Financial Advice & Fund Raising

During the Past Quarter, no new arrangements, or modifications to existing agreements, were made by the Company relating to financial advice, fund raising or finder's agreements which are not otherwise already disclosed herein, except as follows:

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As per a press release made July 23, 2002 the Company has entered into a non-exclusive financial consulting agreement with Lanzet Global Securities Corporation of New York City. Lanzet shall source and secure financing on behalf of the Company in the form of private placements from European and North American institutional investors. Additionally, Lanzet will prepare and periodically update a research report on the Company and provide consulting advice to the Company on corporate finance issues. The term of the agreement is for thirty months and the Company shall pay Lanzet a US$ 1,500 per month retainer fee plus 10% successful efforts fee on actual cash receipts received by the Company demonstrably raised as a result of Lanzet’s efforts.

Claims, Contingencies & Litigation

During the Past Quarter, no new material claims, suits or legal action was commenced against the Company not elsewhere disclosed in this Schedule-C, except as follows:

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The Company’s GAT Bangkudulis Petroleum Company Ltd. (“GATB”) affiliate, owner of the Bangkudulis TAC property, is involved in a labor dispute with 8 former employees who resigned at their own initiation in December 2001 and in May 2002 brought a claim against GATB with the Jakarta district Committee for Settlement of Labor Disputes (“CSLD”) regarding claimed severance benefits from GATB which GATB disputes. In a letter to GATB dated August 20, 2002 the CSLD rejected portions of the Indonesian Rupiah claim, reducing it from approximately US$ 83,000 to approximately US$ 41,000. GATB intends to continue fighting the claim and has three more levels of appeal through the CSLD system. GATB is confident it will prevail in getting the claim eliminated or substantially further reduced. Nevertheless, GATB has booked the US$ 41,000 as a contingent liability in August 2002.

CONTINUOUS DISCLOSURE & FILINGS - CANADA

Additional disclosure is made on a continuous basis through periodic filings of Company financial information, significant events, including all press releases and material change reports and disclosure of new or changed circumstances regarding the Company. Unaudited quarterly financial statements are filed by the Company on Schedule-C of Form 51-901F (Formerly Form 61) British Columbia Securities Commissions (“BCSC”) fiscal quarterly filing forms for each prior fiscal quarter period. Shareholders and interested parties may obtain downloadable copies of mandatory filings made by the Company with Canadian securities regulators on the internet at the “SEDAR” website www.sedar.com which is the “System for Electronic Document Archiving and Retrieval”, employed by Canadian securities regulatory commissions to enable publicly traded companies to electronically file and archive documents and filings in compliance with applicable laws and securities trading regulations. The Company began filing on SEDAR in 1997. All Company filings made on SEDAR during the Past Quarter and up to the date of this filing are incorporated herein by this reference.

CONTINUOUS DISCLOSURE & FILINGS - USA

The Company is also a full reporting issuer and filer of US Securities and Exchange Commission (“US-SEC”) filings. US-SEC filings include Form 20F annual reports and Form-6K material change reports. Through the date of this filing the Company relies on paper filings and is not an electronic filer on the US-SEC’s EDGAR database. The Company is working to get its filing electronic on EDGAR by end next year. All Company filings made to US-SEC during the past fiscal year and during the Past Quarter and up to the date of this filing are incorporated herein by this reference.

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